As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4348039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 River Ridge Drive

Norwood, MA 02062

Telephone: 617-963-0100

(Address of Principal Executive Offices) (Zip Code)

CORBUS PHARMACEUTICALS HOLDINGS, INC. 2024 EQUITY COMPENSATION PLAN

(Full title of the plan)

Yuval Cohen

Chief Executive Officer

Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive

Norwood, MA 02062

Telephone: 617-963-0100

(Name and address of agent for service)

Telephone Number, Including Area Code of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), to register 2,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), newly reserved for issuance under the Corbus Pharmaceuticals Holdings, Inc. 2024 Equity Compensation Plan (the “Plan”), which was approved by the Company’s Board of Directors on March 14, 2024 and by its stockholders on May 16, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are hereby incorporated by reference in this Registration Statement:

•

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 12, 2024, as amended by the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on March 20, 2024;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 7, 2024;
•

The Company’s Current Reports on Form 8-K filed with the SEC on January 9, 2024, January 26, 2024, January 29, 2024, January 31, 2024, February 1, 2024 (as amended on February 2, 2024), February 6, 2024, March 20, 2024, April 10, 2024, May 9, 2024 and May 20, 2024 (other than any portions thereof deemed furnished and not filed);

•

The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2024, as supplemented by the additional definitive proxy solicitation materials filed with the SEC on April 10, 2024; and

•

The description of our common stock, par value $0.0001 per share, contained in our Form 8-A filed on April 14, 2015, including any amendment or report filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 7, 2023.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The DGCL authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. The Company’s certificate of incorporation limits the liability of the Company’s directors to the fullest extent permitted by Delaware law. In addition, the Company has entered into indemnification agreements with certain of its directors and officers whereby the Company has agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.

The Company has director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the Company, including matters arising under the Securities Act. The Company’s certificate of incorporation and bylaws also provide that it will indemnify its directors and officers who, by reason of the fact that he or she is one of the officers or directors of the Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with the Company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2023).
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2023).
4.3	Specimen Common Stock Certificate, $0.0001 par value (incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-3 filed with the SEC on November 10, 2015).
4.4	Corbus Pharmaceuticals Holdings, Inc. 2024 Equity Compensation Plan.*
4.5	Form of Incentive Stock Option Grant Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2024).
4.6	Form of Non-Statutory Stock Option Grant Agreement (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2024).
4.7	Form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2024).
4.8	Form of Restricted Stock Unit Award Agreement (incorporated herein by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2024).
5.1	Opinion of Lowenstein Sandler LLP.*

23.1	Consent of EisnerAmper LLP.*

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this registration statement on Form S-8).*

107	Calculation of Filing Fee Table.*

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwood, Commonwealth of Massachusetts, on this 31st day of May, 2024.

Corbus Pharmaceuticals Holdings, Inc.

By:	/s/ Yuval Cohen
Yuval Cohen Ph.D.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yuval Cohen Ph.D. and Sean Moran, and each of them, his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Yuval Cohen	Chief Executive Officer and Director	May 31, 2024
Yuval Cohen	(Principal Executive Officer)

/s/ Sean Moran	Chief Financial Officer	May 31, 2024
Sean Moran	(Principal Financial and Accounting Officer)

/s/ Alan Holmer	Director	May 31, 2024
Alan Holmer

/s/ Anne Altmeyer	Director	May 31, 2024
Anne Altmeyer

/s/ Avery Catlin	Director	May 31, 2024
Avery Catlin

/s/ Rachelle Jacques	Director	May 31, 2024
Rachelle Jacques

/s/ John Jenkins	Director	May 31, 2024
John Jenkins

/s/ Peter Salzmann	Director	May 31, 2024
Peter Salzmann

/s/ Yong Ben	Director	May 31, 2024
Yong Ben